Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096

Contact:   Laura Hodges
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS FIRST QUARTER RESULTS AND
UPDATES 2014 GUIDANCE

MIAMI – April 24, 2014 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today reported first quarter results and slightly raised its outlook for full year 2014.

KEY HIGHLIGHTS
Overall, the year is developing along the course the company previously anticipated.  First quarter results were at the lower end of the company’s guidance due to some minor voyage disruptions but this impact is expected to be offset during the rest of the year. Full year Adjusted Earnings Per Share (Adjusted EPS) is expected to be in the range of $3.25 to $3.45, which raises the company's previous guidance by $0.05.

Results for the First Quarter 2014:

>	Net Yields were down 0.3% on a Constant-Currency basis (down 2.7% As-Reported). Unplanned voyage disruptions within the quarter negatively impacted yields for the quarter by about 0.5%.
>	Net Cruise Costs (“NCC”) excluding fuel increased 1.3% on a Constant-Currency basis (1.0% As-Reported).
>	Adjusted Net Income was $46.1 million, or $0.21 per share, versus Adjusted Net Income of $78.2 million, or $0.35 per share, in 2013.
>
US GAAP Net Income, which reflects some restructuring and related charges, and the impact of the operations of the divested Pullmantur non-core businesses, was $26.5 million, or $0.12 per share versus $76.2 million, or $0.35 per share in 2013.

Full Year 2014:

>	Adjusted EPS is expected to be in the range of $3.25 to $3.45 per share.
>	Net Yields are expected to increase 2% to 3% on a Constant-Currency basis (2% to 3% As-Reported).
>	NCC excluding fuel are expected to be flat to slightly down on a Constant-Currency basis (Approx. flat As-Reported).

The company has completed the sale of Pullmantur’s non-core businesses. As previously disclosed, the results of these businesses and the restructuring and related costs associated with the sale of these businesses along with our previously announced global restructuring actions have been excluded from non-GAAP measures to provide better comparability.

For the full year we expect to incur $23 million in restructuring and related charges and approximately $11 million from the first quarter operating loss incurred by the divested Pullmantur non-core businesses, totaling $34 million in 2014. In the first quarter we incurred $19.6 million, leaving approximately $14.4 million for the balance of the year.

“It is gratifying to see 2014 developing methodically along such a positive trajectory,” said Richard D. Fain, chairman and chief executive officer. “Our business strategy is proving itself nicely while strength in our global markets is more than compensating for a highly promotional Caribbean.”

FIRST QUARTER RESULTS

Adjusted Net Income for the first quarter of 2014 was $46.1 million, or $0.21 per share, compared to Adjusted Net Income of $78.2 million, or $0.35 per share, in the first quarter of 2013.  US GAAP Net Income for the first quarter 2014 was $26.5 million or $0.12 per share compared to $76.2 million or $0.35 per share in 2013.

Net Yields on a Constant-Currency basis decreased 0.3% during the quarter. Excluding the unplanned voyage disruptions, yields were slightly better than flat. Six voyages were shortened or cancelled during the quarter. The net impact from these events is expected to be recovered within the fiscal year.

Ticket revenue was in line with expectations across most key itineraries and as expected, Caribbean yields were down slightly while yields in other itineraries were up nicely.  Onboard revenue yields increased 3.4% as we continue to see the benefit of our fleet upgrades and onboard revenue management initiatives.

Constant-Currency NCC excluding fuel increased 1.3% which is better than guidance mostly due to timing. Bunker pricing net of hedging for the first quarter was $713 per metric ton and consumption was 343,000 metric tons.

FULL YEAR 2014

The company has raised full year Adjusted EPS guidance slightly to a range of $3.25 to $3.45 from $3.20 to $3.40.  Constant-Currency Net Revenue Yields and Net Cruise Costs excluding fuel are expected to be consistent with our previous guidance of up 2% to 3% and flat to slightly down, respectively.

Booking volumes for the past three months have been up about 16% year-over-year, with bookings for the past 8 weeks up by more than 20%, stronger than typical post-Wave periods. For example, the company experienced a record booking week at the end of February which is an unusual time for so much activity. As a result, load factors and APDs are higher than same time last year. While the promotional environment in the Caribbean has contributed to the strong booking volumes, demand has also increased for other itineraries.

Demand for European sailings from all key sourcing regions and for China sailings remained particularly strong throughout the period and double digit yield improvements are expected for both products.

“Despite pressures in the Caribbean, the diversity provided by our global footprint is proving its value. This model has allowed us to take advantage of the strong demand for our European and Asian products, while successfully navigating pressures in the Caribbean,” said Jason T. Liberty, chief financial officer.

In the first quarter we continued to leverage our improving credit profile and a healthy bank market to further reduce our interest costs.

NCC excluding fuel are expected to be flat to slightly down on a Constant-Currency basis and approximately flat on an As-Reported basis. Taking into account current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company has raised its 2014 guidance for Adjusted EPS to a range of $3.25 to $3.45 per share.

SECOND QUARTER 2014

Constant-Currency Net Yields are expected to increase between 1.5% to 2.5% in the second quarter of 2014. NCC excluding fuel are expected to be down 2% to 3% on a Constant-Currency basis. Based on current fuel pricing, interest rates and current exchange rates, the company expects second quarter Adjusted EPS will be in the range of $0.45 to $0.55 per share.

FUEL EXPENSE AND SUMMARY OF KEY GUIDANCE STATS

Fuel Expense
The company does not forecast fuel prices, and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts.  Based on today’s fuel prices the company has included $245 million and $957 million of fuel expense in its second quarter and full year 2014 guidance, respectively.

Forecasted consumption is 55% hedged via swaps for the remainder of 2014 and 51%, 30% and 10% hedged for 2015, 2016 and 2017, respectively.  For the same four-year period, the average cost per metric ton of the hedge portfolio is approximately $616, $642, $614 and $597, respectively.

The company provided the following fuel statistics for the second quarter and full year 2014:

FUEL STATISTICS	Second Quarter 2014	Full Year 2014
Fuel Consumption (metric tons)	338,000	1,345,000
Fuel Expenses	$245 million	$957 million
Percent Hedged (fwd consumption)	56%	55%
Impact of 10% change in fuel prices	$10.7 million	$32.2 million

In summary, the company provided the following guidance for the second quarter and full year of 2014:

GUIDANCE	As-Reported	Constant-Currency
Second Quarter 2014
Net Yields	1.5% to 2.5%	1.5% to 2.5%
Net Cruise Costs per APCD	Approx. (2%)	(1.5%) to (2.5%)
Net Cruise Costs per APCD excluding Fuel	(2.0%) to (3.0%)	(2.0%) to (3.0%)

Full Year 2014
Net Yields	2% to 3%	2% to 3%
Net Cruise Costs per APCD	Flat to up 1%	Flat to up 1%
Net Cruise Costs per APCD excluding Fuel	Approx. Flat	Flat to slightly down

	Second Quarter 2014	Full Year 2014
Capacity Increase	4.5%	1.7%
Depreciation and Amortization	$190 to $200 million	$775 to $785 million
Interest Expense, net	$60 to $70 million	$250 to $260 million
Adjusted EPS	$0.45 to $0.55	$3.25 to $3.45

1% Change in Currency	$2 million	$9 million
1% Change in Net Yield	$15 million	$47 million
1% Change in NCC x fuel	$9 million	$25 million

Exchange rates used in guidance calculations
	Current – April	Previous – January
GBP	$1.68	$1.63
CAD	$0.91	$0.92
BRL	$0.45	$0.42
AUD	$0.93	$0.88
EUR	$1.38	$1.36

LIQUIDITY AND FINANCING ARRANGEMENTS
As of March 31, 2014, liquidity was $0.9 billion, including cash and the undrawn portion of the company’s unsecured credit facilities.  The company noted that scheduled debt maturities for the remainder of 2014, 2015, 2016 and 2017 are $0.5 billion, $0.7 billion, $1.8 billion and $0.9 billion, respectively.

CAPITAL EXPENDITURES AND CAPACITY GUIDANCE

Based upon current ship orders, projected capital expenditures for full year 2014, 2015, 2016 and 2017 are $1.3 billion, $1.3 billion, $2.1 billion and $0.3 billion, respectively.

Capacity increases for 2014, 2015, 2016 and 2017 are expected to be 1.7%, 7.1%, 7.0% and 3.4%, respectively.  We have committed financing for all new ships on order. These figures do not include potential ship sales or additions that we may elect to make in the future.  In the fourth quarter of 2014, the Royal Caribbean International brand takes delivery of the first of three Quantum class vessels. This is the first new ship delivery for the brand since 2010.

CONFERENCE CALL SCHEDULED
The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company's investor relations web site at www.rclinvestor.com.

Selected Operational and Financial Metrics

Adjusted Net Income
Represents US GAAP net income adjusted for certain items where the company believes that the adjustment is meaningful when assessing our performance on a comparative basis. For the quarter ended March 31, 2014, these adjustments totaled $19.6 million and include $8.6 million of restructuring and related items and an estimated $11 million from the operations of the divested Pullmantur non-core businesses. Full year 2014 restructuring and related charges are expected to total approximately $23 million, with approximately $14.4 million remaining for the balance of the year. The estimated impact of the divested Pullmantur non-core businesses reflect first quarter losses of these businesses adjusted for the ownership percentage we will retain as well as intercompany transactions that will no longer be eliminated in our consolidated statements of comprehensive income (loss).

Adjusted Earnings Per Share (“Adjusted EPS”)
Represents Adjusted Net Income divided by the diluted shares outstanding at the end of the reporting period. We believe this measure is meaningful when assessing our performance on a comparative basis.

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period.  We use this measure to perform capacity and rate analysis to identify the main non-capacity drivers that cause our cruise revenues and expenses to vary.

Constant-Currency
We believe Net Yields and Net Cruise Costs are our most relevant financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the United States dollar. Because our reporting currency is the United States dollar, the value of these revenues and expenses in US dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields and Net Cruise Costs on a “Constant-Currency” basis – i.e. as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.

Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies significantly change the impact of the purely currency-based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs (“NCC”)
Net Cruise Costs represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses.  In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs (and Net Cruise Costs Excluding Fuel) to be the most relevant indicators of our performance.  A reconciliation of historical Gross Cruise Costs to Net Cruise Costs is provided below under Results of Operations.  We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs due to the significant uncertainty in projecting the costs deducted to arrive at these measures.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.   Net Cruise Costs excludes the estimated impact of the divested Pullmantur non-core businesses for the periods presented. Net Cruise Costs also excludes initiative costs reported within marketing, selling and administrative expenses.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.   Net Revenues excludes the estimated impact of the divested Pullmantur non-core businesses for the periods presented.

Net Yields
Net Yields represent Net Revenues per APCD.  We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.  We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.   Net Yields excludes the estimated impact of the divested Pullmantur non-core businesses.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France, as well as TUI Cruises through a 50 percent joint venture.  Together, these six brands operate a combined total of 41 ships with an additional six under construction contracts.  They operate diverse itineraries around the world that call on approximately 490 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.pullmantur.es, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding expected financial results for the second quarter and full year 2014, costs related to our restructuring initiatives, and the costs and yields expected in 2014 and other future periods.  Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify these forward-looking statements.  Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic and geopolitical environment on the demand for cruises, the impact of the economic environment on our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, incidents or adverse publicity concerning the cruise vacation industry, the uncertainties of conducting business internationally and expanding into new markets, changes in operating and financing costs, vacation industry competition and changes in industry capacity and overcapacity, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, financial difficulties encountered by shipyards or their subcontractors and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting our Investor Relations web site at www.rclinvestor.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements which are prepared and presented in accordance with generally accepted accounting principles, or GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding GAAP measures.
A reconciliation to the most comparable GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited; in thousands, except per share data)
	Quarter Ended
	March 31,
	2014	2013
Passenger ticket revenues	$1,348,203	$1,393,778
Onboard and other revenues	539,021	517,442
Total revenues	1,887,224	1,911,220
Cruise operating expenses:
Commissions, transportation and other	325,865	322,937
Onboard and other	123,032	121,487
Payroll and related	210,801	209,923
Food	118,080	119,483
Fuel	244,459	241,652
Other operating	281,743	266,708
Total cruise operating expenses	1,303,980	1,282,190
Marketing, selling and administrative expenses	290,307	274,034
Depreciation and amortization expenses	193,735	189,364
Restructuring charges	1,736	-
Operating Income	97,466	165,632

Other income (expense):
Interest income	3,276	3,747
Interest expense, net of interest capitalized	(68,571)	(90,182)
Other expense	(5,714)	(2,971)
	(71,009)	(89,406)
Net Income	$26,457	$76,226

Earnings Per Share:
Basic	$0.12	$0.35
Diluted	$0.12	$0.35

Weighted-Average Shares Outstanding:
Basic	221,295	219,097
Diluted	222,671	220,484

Comprehensive (Loss) Income
Net Income	$26,457	$76,226
Other comprehensive income (loss):
Foreign currency translation adjustments	2,470	(4,244)
Change in defined benefit plans	(2,031)	-
Loss on cash flow derivative hedges	(52,915)	(22,600)
Total other comprehensive loss	(52,476)	(26,844)

Comprehensive (Loss) Income	$(26,019)	$49,382

STATISTICS
	Quarter Ended
	March 31,
	2014	2013
Passengers Carried	1,278,234	1,261,292
Passenger Cruise Days	8,853,637	8,844,590
APCD	8,473,250	8,428,110
Occupancy	104.5%	104.9%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	As of
	March 31,	December 31,
	2014	2013
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$216,508	$204,687
Trade and other receivables, net	299,036	259,746
Inventories	145,155	151,244
Prepaid expenses and other assets	293,910	252,852
Derivative financial instruments	56,324	87,845
Total current assets	1,010,933	956,374

Property and equipment, net	17,504,257	17,517,752
Goodwill	439,345	439,231
Other assets	1,171,605	1,159,590
	$20,126,140	$20,072,947

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$535,834	$1,563,378
Accounts payable	359,518	372,226
Accrued interest	71,023	103,025
Accrued expenses and other liabilities	559,823	563,702
Customer deposits	1,856,581	1,664,679
Total current liabilities	3,382,779	4,267,010
Long-term debt	7,461,530	6,511,426
Other long-term liabilities	504,899	486,246

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
232,381,655 and 230,782,315 shares issued, March 31, 2014
and December 31, 2013, respectively)	2,324	2,308
Paid-in capital	3,209,081	3,159,038
Retained earnings	6,026,036	6,054,952
Accumulated other comprehensive (loss) income	(46,805)	5,671
Treasury stock (10,308,683 common shares at
cost, March 31, 2014 and December 31, 2013)	(413,704)	(413,704)
Total shareholders' equity	8,776,932	8,808,265
	$20,126,140	$20,072,947

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Quarter Ended
	March 31,
	2014	2013

Operating Activities
Net income	$26,457	$76,226
Adjustments:
Depreciation and amortization	193,735	189,364
(Gain) loss on derivative instruments not designated as hedges	(1,890)	8,523
Changes in operating assets and liabilities:
(Increase) decrease in trade and other receivables, net	(36,332)	2,257
Decrease in inventories	6,104	152
Increase in prepaid expenses and other assets	(30,565)	(19,990)
Decrease in accounts payable	(13,323)	(13,043)
Decrease in accrued interest	(32,002)	(2,528)
Increase (decrease) in accrued expenses and other liabilities	7,579	(45,953)
Increase in customer deposits	188,367	55,751
Other, net	7,656	(9,502)
Net cash provided by operating activities	315,786	241,257

Investing Activities
Purchases of property and equipment	(177,791)	(178,376)
Cash received (paid) on settlement of derivative financial instruments	4,236	(8,747)
Investments in unconsolidated affiliates	(34,260)	(19,487)
Cash payments received from loan to unconsolidated affiliate	11,610	11,993
Other, net	(1,165)	1,104
Net cash used in investing activities	(197,370)	(193,513)

Financing Activities
Debt proceeds	1,560,000	120,000
Debt issuance costs	(22,641)	(15,516)
Repayments of debt	(1,638,146)	(106,137)
Dividends paid	(76,264)	(27,735)
Proceeds from exercise of common stock options	46,630	3,339
Cash received on settlement of derivative financial instruments	22,835	-
Other, net	81	377
Net cash used in financing activities	(107,505)	(25,672)

Effect of exchange rate changes on cash	910	(1,039)

Net increase in cash and cash equivalents	11,821	21,033
Cash and cash equivalents at beginning of period	204,687	194,855
Cash and cash equivalents at end of period	$216,508	$215,888

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$94,205	$88,229

Non cash investing activities
Purchase of property and equipment through asset trade in	$-	$46,375

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended
	March 31,
	2014	2014 On a Constant Currency basis	2013
Passenger ticket revenues	$1,348,203	$1,386,721	$1,393,778
Onboard and other revenues	539,021	540,763	517,442
Total revenues	1,887,224	1,927,484	1,911,220
Less:
Commissions, transportation and other	325,865	332,461	322,937
Onboard and other	123,032	124,087	121,487
Net Revenues including businesses held for sale	1,438,327	1,470,936	1,466,796
Less:
Net Revenues related to businesses held for sale	35,656	34,403	33,114
Net Revenues	$1,402,671	$1,436,533	$1,433,682

APCD	8,473,250	8,473,250	8,428,110
Gross Yields	$222.73	$227.48	$226.77
Net Yields	$165.54	$169.54	$170.11

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):
	Quarter Ended
	March 31,
	2014	2014 On a Constant Currency basis	2013
Total cruise operating expenses	$1,303,980	$1,314,301	$1,282,190
Marketing, selling and administrative expenses	290,307	289,822	274,034
Gross Cruise Costs	1,594,287	1,604,123	1,556,224
Less:
Commissions, transportation and other	325,865	332,461	322,937
Onboard and other	123,032	124,087	121,487
Net Cruise Costs including businesses held for sale	1,145,390	1,147,575	1,111,800
Less:
Net Cruise Costs related to businesses held for sale	47,854	46,158	34,971
Other initiative costs included within Marketing, selling and administrative expenses	5,234	4,787	-
Net Cruise Costs	1,092,302	1,096,630	1,076,829
Less:
Fuel	244,459	245,930	241,652
Net Cruise Costs Excluding Fuel	$847,843	$850,700	$835,177

APCD	8,473,250	8,473,250	8,428,110
Gross Cruise Costs per APCD	$188.16	$189.32	$184.65
Net Cruise Costs per APCD	$128.91	$129.42	$127.77
Net Cruise Costs Excluding Fuel per APCD	$100.06	$100.40	$99.09

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION (CONTINUED)
(unaudited)

Net Debt-to-Capital was calculated as follows (in thousands):
	As of
	March 31,	December 31,
	2014	2013

Long-term debt, net of current portion	$7,461,530	$6,511,426
Current portion of long-term debt	535,834	1,563,378
Total debt	7,997,364	8,074,804
Less: Cash and cash equivalents	216,508	204,687
Net Debt	$7,780,856	$7,870,117

Total shareholders' equity	$8,776,932	$8,808,265
Total debt	7,997,364	8,074,804
Total debt and shareholders' equity	$16,774,296	$16,883,069
Debt-to-Capital	47.7%	47.8%
Net Debt	$7,780,856	$7,870,117
Net Debt and shareholders' equity	$16,557,788	$16,678,382
Net Debt-to-Capital	47.0%	47.2%

Adjusted Net Income and Adjusted Earnings per Share were calculated as follows (in thousands, except per share data):
	Quarter Ended
	March 31,
	2014	2013

Net Income	$26,457	$76,226
Restructuring charges	1,736	-
Other initiative costs	6,913	-
Estimated impact of divesting businesses held for sale	11,013	1,924
Adjusted Net Income	$46,119	$78,150

Weighted-Average Shares Outstanding - Diluted	222,671	220,484

Earnings per Share - Diluted	$0.12	$0.35
Restructuring charges	0.01	-
Other initiative costs	0.03	-
Estimated impact of divesting businesses held for sale	0.05	-
Adjusted Earnings per Share - Diluted	$0.21	$0.35